State of Delaware
Secretary of State
Division of Corporations
Delivered 09:25 AM 10/30/2019
FILED 09:25 AM 10/30/2019
SR 20197806813 - File Number 5658179

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Reign Sapphire Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First and Fourth" so that, as amended, said Article shall be and read as follows:

First and Fourth: See attached Exhibit A.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of October, 2019.

By: ______________________
Authorized Officer

Title: Chief Executive Officer

Name: Joseph Segelman
Print or Type

EXHIBIT A

Article First:

The name of the Company shall be Reign Resources Corporation.

Article Fourth:

Effective upon the filing of this Certificate of Amendment with the Secretary of State of Delaware, a 1 for 150 reverse stock split of the shares of Common Stock outstanding immediately prior to such time shall automatically and without any action on the part of the holders thereof occur. The par value of the Common Stock shall remain $0.0001 per share. The reverse stock split shall apply to all shares of Common Stock. All fractional shares resulting from the reverse stock split shall be rounded up to the nearest whole share.

The Company shall have authorized 150,000,000 shares of Common Stock, par value $0.0001, and 10,000,000 shares of Preferred Stock, par value $0.0001. One share of the Preferred Stock shall be designated as Series A Preferred Stock, with the following rights and preferences.

<u>Series A Preferred Stock</u>

(a) One share of the Preferred Stock shall be designated "Series A Preferred Stock". No other stock will be designated Series A Preferred Stock.
(b) The holder of the Series A Preferred Stock shall not be entitled to receive dividends.
(c) The holder of Series A Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.
(d) Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of Preferred Stock, shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and the other series of Preferred Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as the Series A Preferred Stock is issued and outstanding, the holder of such Series A Preferred Stock shall vote together as a single class with the holders of the Corporation's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holder of the Series A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.